EXHIBIT 10.4

AMENDED AND RESTATED PROMISSORY NOTE
(Revolving Line of Credit)

$3,000,000.00	February 6, 2006
Albany, New York

FOR VALUE RECEIVED, the undersigned, BALCHEM CORPORATION, a corporation organized and existing under the laws of the State of Maryland and having an address of P. O. Box 600, 52 Sunrise Park Road, New Hampton, New York 10958 (herein called the “Company”), hereby promises to pay to the order of BANK OF AMERICA, N.A. (successor by merger to Fleet National Bank), a national banking association organized and existing under the laws of the United States of America, its successors and assigns (herein called the “Payee” or the “Bank”), at such Payee’s office at Peter D. Kiernan Plaza, Albany, New York 12207, or such other location as the Payee shall designate in writing from time to time, the unpaid amount of all sums that have been advanced to or for the benefit of the Company in accordance with the terms hereof in an amount not to exceed the principal sum of Three Million and no/100 Dollars ($3,000,000.00), less the face amount of all commercial letters of credit and standby letters of credit issued by the Lender at the request of the Borrower during the term hereof, which aggregate face amount of said letters of credit cannot exceed Three Million Dollars ($3,000,000.00) at any one time outstanding, together with interest on the disbursed, unpaid principal, or, if less, the aggregate unpaid principal amount due hereunder, together with interest at the rate specified below until paid in full. The records of the Payee maintained in the ordinary course of business shall be prima facie evidence of the existence and amounts of the Company’s obligations recorded therein. All computations of interest under this Note shall be made on the basis of a three hundred sixty (360) day year and the actual number of days elapsed.

DEFINITIONS. As used herein, the following terms shall have the following meanings:

“Adjusted Libor Rate” - Means a rate per annum subject to adjustment approximately each one month, two months, three months or six months, as applicable equal to the Libor Rate plus one percent (1.00%).

“Business Day” - In respect of any date that is specified in this Note to be subject to adjustment in accordance with applicable Following Business Day Convention, a day which commercial banks settle payment in London if the payment obligation is calculated by reference to any Libor Rate.

“Default Rate” - A per annum rate to two percent (2%) above the rate of interest otherwise applicable to the Note.

“Election Notice” - The Loan Portion and the Libor Interest Rate Period notice to be delivered by the Company to the Bank from time to time in the form of Exhibit “A” attached hereto, in which the Company shall irrevocably indicate a Loan Portion and a Libor Interest Rate Period. The Election Notice shall also serve as a request by the Company for a Loan advance from the Bank.

“Event of Default” - Any of those events defined as an Event of Default under the Loan Agreement.

“Following Business Day Convention” - The convention for adjusting any relevant date if it would otherwise fall on a day that is not a Business Day. The term “Business Day” when used in conjunction with the term “Following Business Day Convention” and a date, shall mean that an adjustment will be made if that date would otherwise fall on a day that is not a Business Day so that the date will be the first following day that is a Business Day.

“Libor Interest Rate Period” - The one month, two month or three month, as applicable, (or slightly longer or shorter) period during which the Adjusted Libor Rate is in effect provided, however, that in no event shall any Interest Rate Election Period extend beyond the Maturity Date of this Loan.

“Libor Rate” - Means, the interest rate determined by the following formula (all amounts in the calculation will be determined by the Bank as of the first day of the Libor Interest Rate Period):

Libor Rate=	London Inter-Bank Offered Rate
(1.00-Reserve Percentage)

“Loan” - The Loan of up to $3,000,000.00 by the Lender to the Company that is the subject of this Note.

“Loan Agreement” - Means the amended and restated loan agreement dated the date hereof by and between the Company and the Bank, as such may be further amended or supplemented from time to time.

“Loan Portion” - Each advance of Loan proceeds by the Bank to the Company, each of which advances will be treated separately for the purposes of computing interest. Each such advance shall accrue interest at the Adjusted Libor Rate.

“London Inter-Bank Offered Rate” Means, for any applicable Libor Interest Rate Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the applicable Libor Rate Interest Period, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term equivalent to such Libor Rate Interest Period. If such rate is not available at such time for any reason, then the rate for that Libor Rate Interest Period will be determined by such alternate method as reasonably selected by the Bank. A "London Banking Day" is a day on which banks in London are open for business and dealing in offshore dollars.

“Maturity Date” - May 31, 2007.

“Prime Rate” - Means the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank’s Prime Rate.

“Reserve Percentage” - Means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in the Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special and other reserve percentages.

ADVANCES. Advances under this Note shall be reflected on the records of the Payee. In absence of an Event of Default by the Company, as the Company makes repayments of principal, it shall be permitted to re-borrow hereunder until the Maturity Date. When requesting each advance of Loan proceeds from the Bank, the Company shall deliver to the Bank an Election Notice setting forth the Loan Portion, and indicating a Libor Interest Rate Period for such Loan Portion. The Interest Rate Election for each Loan Portion shall remain in effect until expiration of the Libor Interest Rate Period for that Loan Portion. Prior to the end of the Libor Interest Rate Period at issue, the Company shall deliver to the Bank a new Election Notice designating the new Libor Interest Rate Period to apply to the Loan Portion. In the event the Company fails to deliver an Election Notice to the Bank prior to the expiration of any Libor Interest Rate Period, the current Libor Interest Rate Period then in effect interest shall apply to that Loan Portion until the Company again designates a Libor Interest Rate Period. Once chosen, the Loan Portion and the Libor Interest Rate Period shall remain in effect until the expiration of the Libor Interest Rate Period. Notwithstanding anything to the contrary set forth herein, (i) there shall be no more than three (3) Loan Portions outstanding at any one time bearing interest at the Adjusted Libor Rate (ii) the Company’s ability to elect to have the Adjusted Libor Rate apply to the Loan or a Loan Portion shall be conditioned upon the absence of an Event of Default that is then continuing and (iii) Bank shall not be obligated to honor an Election Notice in the event either (x) dollar deposits in the principal amount requested, and for the periods equal to the applicable Libor Interest Rate Period selected, are not available in the London inter-bank market or (y) the Libor Rate does not accurately reflect the cost of said requested principal amount, in which event the interest rate shall be determined by the Bank based upon a comparable Prime Rate based rate of interest until such time as said conditions no longer exist.

PAYMENTS. In the event the entire amount of any payment due hereunder is not paid within ten (10) days after the same is due a late fee equal to five percent (5%) of the required payment will be charged by the Payee provided, however, that such late fee shall not exceed $10,000.00 in the aggregate per incident and shall not exceed $10,000 in the aggregate upon the maturity or acceleration of the Principal Balance.

Accrued interest shall be payable on the first day of the month immediately succeeding the date of this Note, and on the first day of each succeeding month thereafter during the term of this note and all disbursed unpaid principal together with accrued interest will be paid in full no later than the Maturity Date. All payments shall be applied first to the payment of all fees, expenses and other amounts due to the Payee (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however that after the occurrence of an Event of Default, payments will be applied to the obligations of the Company to the Payee as the Payee determines in its sole discretion. All payments shall be in lawful money of the United States in immediately available funds, without counterclaim or set off and free and clear of and without any deduction or withholding for, any taxes or other payments, and are subject to the Following Business Day Convention with respect to date of payment.

PREPAYMENT. The Company may prepay a Libor Advance only upon at least three (3) Business Days prior written notice to the Bank (which notice shall be irrevocable), and any such prepayment shall occur only on the last day of the Libor Interest Rate Period. Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A “prepayment” is a payment of an amount on a date earlier than the scheduled payment date for such amounts as required by this

Note. The prepayment fee will be the sum of fees calculated separately for each Prepaid Installment, as follows:

(i)
The Bank will first determine the amount of interest which would have accrued each month for the Prepaid Installment had it remained outstanding until the applicable Original Payment Date, using the interest rate applicable to the Prepaid Installment under this Note.

(ii)
The Bank will then subtract from each monthly interest amount determined in (i) above, the amount of interest which would accrue for that Prepaid Installment if it were reinvested from the date of prepayment through the Original Payment Date, using the Treasury Rate.

(iii)
If (i) minus (ii) for the Prepaid Installment is greater than zero, the Bank will discount the monthly differences to the date of prepayment by the Treasury Rate. The Bank will then add together all of the discounted monthly differences for the Prepaid Installment.

The following definitions will apply to the calculation of the prepayment fee:

(i)
“Original Payment Dates” mean the dates on which the prepaid principal would have been paid if there had been no prepayment. If any of the principal would have been paid later than the end of the fixed rate interest period in effect at the time of prepayment, then the Original Payment Date for that amount will be the last day of the interest period.

(ii)	“Prepayment Installment” means the amount of the prepaid principal which would have been paid on a single Original Payment Date.

(iii)
“Treasury Rate” means the interest rate yield for U.S. Government Treasury Securities which the Bank determines could be obtained by reinvesting a specified Prepaid Installment in such securities from the date of prepayment through the Original Payment Date. The Bank may adjust the Treasury Rate to reflect the compounding, accrual basis, or other costs of the prepaid amount. Each of the rates is the Bank’s estimate only and the Bank is under no obligation to actually reinvest any prepayment. The rates will be based on information from either the Telerate or Reuters information services, The Wall Street Journal, or other information sources the Bank deems appropriate.

If by reason of an Event of Default the Bank elects to declare this Note to be immediately due and payable, then any prepayment fee with respect to the resulting prepayment shall become due and payable in the same manner as though the Company had exercised a right of prepayment.

LETTERS OF CREDIT. All commercial letters of credit and standby letters of credit issued hereunder shall be issued pursuant to the standard documentation provided by the Bank and shall be subject to the payment of an annual fee equal to one percent (1.00%) of the face amount of all standby letters of credit and one quarter of one percent (.25%) of the face amount of all commercial letters of credit, so issued and outstanding, such fee to be due and payable in advance in quarterly installments on the first day of each calendar quarter based upon the total outstanding commercial letters of credit and standby letters of credit hereunder as of January 1 of each year. Any outstanding commercial letters of credit issued pursuant to the terms hereof shall expire no later than 180 days following the Maturity Date and any outstanding stand by letter of credit issued pursuant to the terms hereof shall expire no later than 360 days following the Maturity Date.

DEFAULT. Upon the occurrence of one or more Events of Default under the Loan Agreement, the entire principal and interest on this Note shall become immediately due and payable without presentment or protest or other notice of demand, all of which are expressly waived by the Company. If the Bank, in its sole and absolute discretion, elects not to demand payment by the Company, notwithstanding said failure to demand, the Bank shall be under no obligation to make advances pursuant to the terms of this Note unless and until the Event of Default is cured to the satisfaction of the Bank.

If an Event of Default should occur and be continuing or after the Maturity Date or after judgment has been rendered on this Note, all Loan Portions shall bear interest at the Default Rate until the earlier of (i) the Event of Default is cured, or (ii) all Loan Portions are paid in full.

The powers and remedies given hereby shall not be exclusive of any other powers and remedies available to the Payee. No course of dealings between the Company and the Payee and no delay on the part of the Payee in exercising any rights with respect to any default shall operate as a waiver of any rights of the Payee. Failure upon the part of the Payee to exercise any rights with respect to any default shall not operate as a waiver of any rights with respect to any other default.

Interest after maturity (whether by acceleration or otherwise) shall be payable at the Default Rate set forth herein until this Note is paid in full.

PARTIAL INVALIDITY. If any provision of this Note or the application of it to any person or circumstance, shall be invalid or unenforceable, the remainder of this Note or the application of that provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected and every other provision of this Note shall be valid and fully enforceable.

WAIVER, CHANGE, MODIFICATION OR DISCHARGE. This Note may not be waived, changed, modified or discharged orally, but only by agreement in writing signed by the party against whom any enforcement of any waiver, change, modification or discharge is sought.

COVENANT AGAINST USURY. All agreements between the Company and the Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Bank for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Company and the Bank in the execution, delivery and acceptance of this Note to contract in strict compliance with the laws of the State of New York from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between the Company and the Bank.

WAIVER OF DILIGENCE, PRESENTMENT, DEMAND, ETC. The Company hereby waives with respect to this Note: diligence, presentment, demand for payment, filing of claims with a court in the event of bankruptcy of the Company or any other person or entity liable in respect to this Note, any right to require a proceeding first against the Company or any other such person; protest, notice of dishonor or nonpayment of any such liabilities and any other notice and all demands whatsoever except as specifically set forth in this Note.

TRANSFER AND ASSIGNMENT OF NOTE; PLEDGE OF RIGHTS; PARTICIPATION. (A) The Bank may at any time pledge all or any portion of its rights under this Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release the Bank from its obligations hereunder.

(B)     The Bank shall have the unrestricted right at any time and from time to time, and without the consent of or notice to the Company, to grant to one or more banks or other financial institutions (each, a “Participant”) participating interests in the Bank’s obligation to lend hereunder and/or any or all of the loans held by the Bank hereunder. In the event of any such grant by the Bank of a participating interest to a Participant, whether or not upon notice to the Company, the Bank shall remain responsible for the performance of its obligations hereunder and the Company shall continue to deal solely and directly with the Bank in connection with the Bank’s rights and obligations hereunder.

The Bank shall have the unrestricted right at any time or from time to time, to assign all or any portion of its rights and obligations hereunder and under the other Financing Documents to one or more banks or other financial institutions (each, an “Assignee”), and the Company agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Loan Agreement and to the other Financing Documents as the Bank shall deem necessary to effect the foregoing. In addition, at the request of the Bank and any such Assignee, the Company shall issue one or more new promissory notes, as applicable, to any such Assignee and, if the Bank has retained any of its rights and obligations hereunder following such assignment, to the Bank, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by the Bank prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and the Bank after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by the Bank in connection with such assignment, and the payment by Assignee of the purchase price agreed to by the Bank, and such Assignee, such Assignee shall be a party to this Loan Agreement and shall have all of the rights and obligations of the Bank hereunder and under the other Financing Documents to the extent that such rights and obligations have been assigned by the Bank pursuant hereto and to the assignment documentation between the Bank and such Assignee, and the Bank shall be released from its obligations hereunder and thereunder to a corresponding extent.

Provided no Event of Default has occurred and is continuing and except with respect to an assignment or transfer of the Loans mandated by a Governmental Authority, the Company shall have the right to approve the identity of any Participant or Assignee under this subsection (B), which approval shall not be unreasonably withheld, delayed or conditioned. Except as aforesaid, the right of the Bank to assign or grant a participation interest shall not require notice to or consent of the Company.

The Bank may furnish any information concerning the Company in its possession from time to time to prospective Assignees and Participants, provided that the Bank shall require any such prospective Assignee or Participant to agree in writing for the benefit of the Company to maintain the confidentiality of such information.

JURY TRIAL WAIVER. THE COMPANY AND THE BANK (BY ACCEPTANCE OF THIS NOTE) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE BANK RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THIS NOTE, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, THE COMPANY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE COMPANY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSITITUTES A MATERIAL INDUCEMENT FOR THE BANK TO ACCEPT THIS NOTE AND MAKE THE LOAN.

RIGHT OF SET OFF. The Company hereby grants to the Bank, a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Bank or any entity under the control of Bank of America Corporation and its successors and assigns or in transit to any of them. At any time, without demand or notice (any such notice being expressly waived by the Company), the Bank may set off the same or any part thereof and apply the same to any liability or obligation of the Company even though unmatured and regardless of the adequacy of any other collateral securing this Note. ANY AND ALL RIGHTS TO REQUIRE THE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THIS NOTE, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE COMPANY, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

EXPENSES INCURRED IN CONNECTION WITH ENFORCEMENT. The Company shall pay on demand all reasonable expenses of the Payee in connection with the preparation, administration, default, collection, waiver or amendment of loan terms, or in connection with the Payee’s exercise, preservation or enforcement of any of its rights, remedies or options hereunder, including, without limitation, reasonable fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any reasonable fees or expenses associated with travel or other costs relating to any appraisals or examinations conducted in connection with the loan or any collateral therefor, and the amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including any default rate) and be an obligation secured by any collateral.

CHOICE OF LAW. This Note and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of New York (the “Governing State”) (excluding the laws applicable to conflicts or choice of law).

THE COMPANY AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE GOVERNING STATE OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE COMPANY BY MAIL AT THE ADDRESS SET FORTH HEREIN. THE COMPANY HEREBY WAIVES ANY OBJECTION

THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM.

MERGER. This Note is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Note. All prior contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Note, and no party is relying on any promise, agreement or understanding not set forth in this Note. This Note may not be amended or modified except by a written instrument describing such amendment or modification executed by the Company and the Bank.

USE OR PROCEEDS. No portion of the proceeds of this Note shall be used, in whole or in part, for the purpose of purchasing or carrying any “margin stock” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

LOST OR DAMAGED NOTE. Upon receipt of an affidavit of an officer of the Bank as to the loss, theft, destruction or mutilation of this Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other security document, the Company will issue, in lieu thereof, a replacement Note or other security document in the same principal amount thereof and otherwise of like tenor.

AMENDMENT AND RESTATEMENT. This Note amends and restates in its entirety that certain note dated June 1, 2001 in the principal amount of $3,000,000.00 from the Company in favor of Fleet National Bank.

BALCHEM CORPORATION

By:	/s/ Frank Fitzpatrick
Frank Fitzpatrick, Chief Financial
Officer

STATE OF NEW YORK	)
)ss.:
COUNTY OF ORANGE	)

On the 6th day of February, in the year 2006 before me personally came FRANK FITZPATRICK, to me known, who, being by me duly sworn, did depose and say that he/she/they reside(s) in New York; that he/she/they is(are) the CHIEF FINANCIAL OFFICER of BALCHEM CORPORATION, the corporation described in and which executed the above instrument; and that he/she/they signed his/her/their name(s) thereto by authority of the board of directors of said corporation.

/s/ Matthew D. Houston
Notary Public, State of New York

EXHIBIT “A”

FORM OF ELECTION NOTICE

BORROWER: BALCHEM CORPORATION

DATE: _________________

All Capitalized terms carry the meanings as defined in the Amended and Restated Promissory Note dated February ___, 2006 (the “Note”).

This Notice serves as an irrevocable Election Notice required under the Note for the purpose of designating a Loan Portion and selecting a Libor Interest Rate Period for said Loan Portion.

Account to Credit:

Loan Portion:	$	**

Interest Rate Election	ADJUSTED LIBOR RATE**
___One Month
___Two Month
___Three Month
___Six Month

Adjusted Libor Rate (if chosen):       _____________%

Date of next Interest Rate Election Period:     ___________________
Subject to confirmation and verification by Bank.

Authorized by:	BALCHEM CORPORATION

By:
Authorized Representative

_____________________
**Libor Rate Election must be received no later than 12:00 noon (eastern standard time) on the London Banking Day preceding the first day of the intended advance.

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